Exhibit 99.1

PINNACLE GAS RESOURCES, INC. ENTERS INTO AGREEMENT TO

BE ACQUIRED BY INVESTOR GROUP

SHERIDAN, Wyo., Feb 24/PRNewswire-FirstCall/ – Pinnacle Gas Resources, Inc. (Nasdaq: PINN) announced today that it has entered into a definitive agreement pursuant to which an investor group will acquire Pinnacle in an all cash transaction for $0.34 per share of common stock, representing a premium of approximately 28% to Pinnacle’s closing share price of $0.265 on February 23, 2010.  The investor group is led by Scotia Waterous (USA) Inc. and includes certain members of Pinnacle’s management team.  Upon consummation of the merger, the common stock of Pinnacle will no longer be publicly owned or publicly traded.

The Agreement and Plan of Merger was unanimously approved by Pinnacle’s Board of Directors, upon the unanimous recommendation of a Special Committee of the Board, which was comprised solely of independent directors.  The Board has recommended that Pinnacle shareholders vote in favor of the merger agreement.

The Special Committee was formed in October 2009 to review proposals regarding asset divestitures, strategic transactions, capital restructuring (including additional or new debt or equity financing), and other alternatives to address the Company’s liquidity constraints arising out of the recent economic and natural gas pricing environment.

“The Special Committee considered a range of potential alternatives, including continuing to operate as an independent entity, possible sales of certain assets, the Company’s ability to issue additional equity in a public or private offering, and restructurings of the Company’s outstanding debt” said Tom McGonagle, Chairman of the Board and member of the Special Committee.  “After conducting an exhaustive evaluation of the alternatives, the Special Committee and Pinnacle’s Board of Directors unanimously concluded that this transaction with Scotia Waterous leading the investor group is in the best interests of our shareholders.”

The transaction is subject to the approval of Pinnacle’s shareholders (including the approval of a majority of the shareholders of Pinnacle who are unaffiliated with DLJ Merchant Banking Partners III, L.P. or the Company’s Chief Executive Officer or Chief Financial Officer), customary closing conditions and, unless waived by the investor group, certain acceptable amendments to its credit facility.   The merger is expected to close during the second quarter of 2010.

In connection with the transaction, FBR Capital Markets & Co. acted as financial advisor to the Special Committee, and Scotia Waterous acted as financial advisor to the investor group.

About Pinnacle

Pinnacle Gas Resources, Inc. is an independent energy company engaged in the acquisition, exploration and development of domestic onshore natural gas reserves. It focuses on the development of coalbed methane (CBM) properties located in the Rocky Mountain region. Pinnacle holds CBM acreage in the Powder River Basin in northeastern Wyoming and southern Montana as well as in the Green River Basin in southern Wyoming. Pinnacle Gas Resources was founded in 2003 and is headquartered in Sheridan, Wyoming.

About Scotia Waterous (USA) Inc.

Scotia Waterous is the oil and gas investment and merchant banking division of The Bank of Nova Scotia with offices in Beijing, Buenos Aires, Calgary, Denver, Houston, London and Singapore.  Scotia Waterous is currently in the process of raising an emerging manager fund and has three existing private oil and gas portfolio companies. Scotia Waterous is distinguished by its in-depth knowledge of the oil and gas sector and comprehensive technical understanding of oil and gas assets on a worldwide basis.

Additional Information and Where to Find It

The proposed merger will be submitted to Pinnacle’s shareholders for their consideration, and Pinnacle will file a proxy statement to be used to solicit shareholder approval of the proposed merger, as well as other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the “SEC”).  Pinnacle shareholders are urged to read the proxy statement regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  Shareholders will be able to obtain a free copy of the proxy statement, as well as other filings with the SEC containing information about Pinnacle, at the SEC’s website at www.sec.gov.  Copies of the proxy statement can also be obtained, when available, without charge, by directing a request to Pinnacle Gas Resources, Inc., Investor Relations, 1 East Alger, Sheridan, Wyoming, 82801 or at Pinnacle’s corporate website at www.pinnaclegas.com.

Participant Information

Pinnacle and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Pinnacle shareholders in connection with the proposed merger.  Certain information regarding the participants and their interests in the solicitation is set forth in the Form 10-K filed by Pinnacle with the SEC on April 15, 2009 and Form 10-K/A filed by Pinnacle with the SEC on December 1, 2009 which are available free of charge from the SEC and Pinnacle at their websites as indicated above.  Information regarding the interests of these persons in the solicitation will be more specifically set forth in the proxy statement concerning the proposed merger that will be filed by Pinnacle with the SEC and which will be available free of charge from the SEC and Pinnacle, as indicated above.

Safe Harbor

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this news release regarding the proposed merger, including the timing thereof, the likelihood that such transaction could be consummated and other statements that are not historical facts, including any relating to Pinnacle’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “could,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the areas in which we conduct our business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our operations, products, services and prices.

Company contact: Attention: Investor Relations, (307) 673-9710